Exhibit 21.1

List of subsidiaries of Aspen Technology, Inc.

Name of Subsidiary		State or Country of Incorporation
1.	Aspen Technology (Asia), Inc.	Delaware
2.	AspenTech EMEA, Inc.	Delaware
3.	AspenTech Securities Corporation	Massachusetts
4.	Aspen Technology Receivables I LLC	Delaware
5.	Aspen Technology Receivables II LLC	Delaware
6.	EA Systems, Inc.	Delaware
7.	Coppermine LLC	Delaware
8.	Hunter Acquisition Corporation	Delaware
9.	ICARUS Corporation	Maryland
10.	Petrolsoft Corporation	California
11.	ProcessCity, Inc.	Delaware
12.	S.A.S.T., Inc.	Texas
13.	Aspen Technology S.r.l.	Italy
14.	AspenTech Asia, Ltd.	Hong Kong
15.	Aspen Tech Australia, P.T.Y	Australia
16.	AspenTech Canada Ltd.	Canada

17.	Aspen Tech Espana, S.A.	Spain
18.	AspenTech Europe B.V.	Netherlands
19.	AspenTech Europe S.A./N.V.	Belgium
20.	Aspen Tech India Private, L.T.D	India
21.	AspenTech Japan Co. Ltd.	Japan
22.	AspenTech, Ltd.	United Kingdom
23.	CimTech S.A./N.V.	Belgium
24.	CimTrade	France
25.	Vistasim Inc.	Canada
26.	Aspentech Pte. Ltd.	Singapore
27.	Aspentech Africa (Proprietary) Limited	South Africa
28.	Advanced Systems Consultants Limited	UK
29.	Hyprotech India Pte. Ltd	India
30.	Richardson Engineering Services, Inc.	Arizona
31.	Boulder Holding, Inc	Delaware
32.	Boulder, LLC	Delaware
33.	Boulder Canada L.P.	Canada
34.	Hyprotech Company	Nova Scotia
35.	AspenTech Solutions Sdn Bhd	Malaysia
36.	Hyprotech Europe SL	Spain

37.	Hyprotech UK Limited	UK
38.	AspenTech Argentina S.R.L.	Argentina
39.	AspenTech Software Brasil Ltda.	Brazil
40.	AspenTech de Mexico, S. de R.L. de C.V.	Mexico
41.	AspenTech Venezuela, C.A.	Venezuela
42 .	AspenTech (Beijing) Ltd.	PRC